Exhibit 4.3

                             SUBSCRIPTION AGREEMENT


                                                                   June 7, 1995

Scan-Graphics, Inc.
700 Abbott Drive
Broomall, PA  19008


                Re: Private Placement of 100 Units, each Unit consisting of 1,000 Shares of Cumulative Convertible Preferred Stock, Class A/Series C, par value $10.00 per share (the "Class A/Series C Preferred Stock"), of Scan-Graphics, Inc. (the "Company") of the Company in the principal amount of $10,000 per Unit. The Term Sheet attached hereto as Exhibit A describes the detailed characteristics of this transaction and the Class A/Series C Preferred Stock.


Gentlemen:

         1. Subscription. The undersigned (the "Subscriber") hereby irrevocably subscribes for and agrees to purchase for $10,000 per Unit the number of Units (not less than one Unit) set forth on the signature page of this Agreement.

         2. Tender of Cash Consideration. The Subscriber hereby tenders to the Company a check payable to the order of "Scan-Graphics, Inc." in the amount of the number of Units subscribed for multiplied by $10,000.

         3. Acceptance or Rejection by the Company. Upon receipt, the Company will review this Agreement for acceptance or rejection. If this subscription is accepted, the Company will execute a copy of this Subscription Agreement and return it to the Subscriber and thereafter, this Agreement shall become effective, as between the Company and the Subscriber, and the subscription price shall be paid to the Company. If this subscription is rejected, the subscription price will be returned to the Subscriber as soon as possible, without interest or deduction, and this subscription shall be rendered null and of no further force and effect. The Company reserves the right in its sole and absolute discretion to accept subscriptions for more than 100 Units, to accept subscriptions for fractional Units and to reject any subscription, in whole or in part.

         4. Accredited Investor. The securities being offered pursuant to the terms of this Subscription Agreement are only being offered to "accredited investors" as those words are defined by Regulation D promulgated by the Securities and Exchange Commission, effective April 15, 1982 - 47FR 11251, which includes any natural person whose individual net worth or joint net worth with that person's spouse at the time of his purchase of these securities exceeds $1,000,000; any natural person who has an individual income in excess of $200,000 in each of the last two most recent years or joint income with that person's spouse in excess of $300,000, in each of those years and has a reasonable expectation of reaching that same income level in the current year; and any director or executive officer of the issuer of the securities being hereby offered.


         5. Acknowledgments, Representations and Covenants of the Subscriber.


         (a) The Subscriber acknowledges that it is an "accredited investor" and is purchasing the Units without being furnished any offering literature or prospectus and that this transaction has not been scrutinized by the Securities and Exchange Commission (the "Commission") or any officer of any jurisdiction.

         (b) The Subscriber acknowledges that all documents, records and books pertaining to this investment have been made available to the Subscriber and understands that the books and records of the Company will be available prior to its execution hereof, upon reasonable notice, for its inspection during reasonable business hours at the Company's principal office.

         (c) The Subscriber is aware of the risks associated with an investment in the securities of the Company; and the Subscriber confirms that all documents, records and books pertaining to this investment requested by the Subscriber have been made available to such Subscriber and any persons retained to advise it.

         (d) The Subscriber further acknowledges, represents and warrants that it understands that neither the Units, the Preferred Stock, nor the Common Stock underlying the Preferred Stock has been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and such securities are being offered and sold under the exemption from registration provided by Rule 504 promulgated by the Commission under the Act, as a limited offering not to exceed $1,000,000.

         6. Risk Factors. In addition to the information contained in this Subscription Agreement and in the other documents, records and books pertaining to this investment that have been made available to the Subscriber, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby.

         (a) Need for Working Capital. The Company has incurred a deficiency in net cash flow from operating activities to date. The Company has been dependent for the financing of its working capital requirements on private sales of its securities to individual investors and groups of investors and the receipt of proceeds from the exercise of stock options and warrants. The Company intends to continue its practice of funding its working capital requirements through sales of securities to the extent that it is unable to meet its working capital requirements by generating sufficient income from operations.

         (b) Dilution. As of April 17, 1995, the Company had outstanding 500,000 shares of Class A Convertible Preferred Stock Series A, par value $2.00 per share, and 8,718,812 shares of Common Stock, par value $0.001 per share. In the event the all of the Units being offered herein are purchased, and all shares of Preferred Stock underlying these Units are converted to common stock at the minimum conversions price of $0.50 per share, such conversion would result in the issuance of 2,000,000 shares of common stock, or a 17.8% dilution of the current shares issued and outstanding.

         7. Acknowledgments, Representations and Covenants of the Company. By its acceptance of this subscription, the Company hereby acknowledges, represents and warrants to the Subscriber as follows:

         (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby. The Company is qualified as a foreign corporation in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary.

         (b) Capitalization.


             (i) The authorized capital stock of the Company as of the date hereof consists of 50,000,000 shares of Common Stock, $.001 par value per share and 500,000 shares Cumulative Convertible Preferred Class A/Series A, $2.00 par value per share (the "Class A/Series A Preferred Stock"), and Cumulative Convertible Preferred Stock Class A/Series C, $10.00 par value per share (the "Class A/Series C Preferred Stock"). The number of shares of Common Stock, Class A/Series A Preferred Stock, and Class A/Series C Preferred Stock that will be issued and outstanding or reserved for issuance after the sale of all 100 Units will not exceed 8,718,812, 500,000, and 100,000 shares, respectively. All of the issued and outstanding shares of Common Stock, Class A/Series A Preferred Stock, and Class A/Series C Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable.


             (ii) Upon consummation of the sale of the Unit(s) to the Subscriber there will be (x) no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Company; (y) no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, etc.) with respect to the sale or voting of any shares of the Company's capital stock (whether outstanding or issuable upon conversion or exercise of outstanding securities); and (z) no obligation on the part of the Company (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or make any distribution in respect thereof, except that the Company shall pay an annual Dividend, paid quarterly in the amount of 8% of the principal amount of the Units. Additionally, each Unit shall represent the equivalent of 20,000 shares of Common Stock in voting power in matters brought before the Shareholders.

         (c) Equity Investments The Company does not presently have any subsidiaries, nor does it presently own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

         (d) Financial Statements. The audited balance sheet of the Company at December 31, 1994 (the "Balance Sheet") and the related statement of income, accumulated deficit and cash flow for the year then ended (together with the notes thereto, if any): (A) are in accordance with the books and records of the Company; (B) are complete and correct in all material respects; (C) present fairly the financial position and results of operations of the Company as of the date and for the period indicated; and (D) have been prepared in accordance with generally accepted accounting principles consistently applied.

         (e) Absence of Undisclosed Liabilities. Except as reflected at December 31, 1994, except for obligations incurred in the normal course of business which are not required to be reflected, reserved against, accrued for, or otherwise disclosed on the Balance Sheet in order for the Balance Sheet to fairly present the financial condition of the Company at December 31, 1994, in accordance with generally accepted accounting principles (i) the Company had no liabilities of any nature (matured or unmatured, fixed or, to the best knowledge of the Company, contingent), which, individually or in the aggregate are material to the Company, which were not provided for on the Balance Sheet, and (ii) all reserves established by the Company and set forth on the Balance Sheet were adequate in all material respects. There are no undisclosed loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("Statement No. 5) issued by the Financial Accounting Standards Board in March,
1975) which are not adequately provided for in the Balance Sheet as required by Statement No. 5.

         (f) Absence of Changes. Since December 31, 1994, there has not been (i) any material adverse change in the financial condition, results of operations, assets, liabilities or business of the Company taken as a whole, (ii) any liabilities or obligations, which, individually or in the aggregate, are material to the Company, of any nature whatsoever (contingent or otherwise) incurred by the Company, other than current liabilities or obligations incurred in the ordinary course of business, (iii) any cancellation of any debts or claims held by the Company, in either case having a value in excess of $10,000 individually or $25,000 in the aggregate, (iv) for any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Company, or any agreement or commitment therefor, (v) any issuance of any stock, bonds or other securities of the Company except as contemplated by this Agreement, (vi) any sale, assignment, transfer or other disposition (other than in the ordinary course of business) of any tangible or intangible assets of the Company, having a value in excess of $10,000 individually or $25,000 in the aggregate, (vii) any loan by the Company to any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor, other than travel advances or other advances not in excess of $500 as to any such person or $25,000 as to all such persons, (viii) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company or (ix) any change in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rates theretofore adopted.

         (g) Burdensome Restrictions. The Company is not obligated under any contract or agreement or subject to any charter or other corporate restriction which, as of the date hereof, materially and adversely affects its business, properties, assets or condition (financial or otherwise).

         (h) Patents, Trademarks, Etc. The Company owns or has a license to use the patents, trademarks, trade names, servicemarks, copyrights and licenses, without any known conflict with the rights of others, necessary or used in the conduct of the Company's business as now conducted and as presently proposed to be conducted. No person has made or, to the best knowledge of the Company, threatened to make any claim or claims that the operation of the Company are in violation or infringement of any patent, patent license, trade name, trademark, servicemark, brandmark, brand name, copyright, know-how or other proprietary or trade rights of any third party; and the Company does not know of any basis for any such claim or claims which, singly or in the aggregate, would have a material adverse effect on the Company.

         (i) Litigation. There are no asserted actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending, or, to the best knowledge of the Company, threatened against or affecting the Company, whether at law or in equity, whether civil or criminal in nature or whether before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which has or might have a material adverse effect on the Company's financial condition or business; and the Company does not know, or have any reason to know, of any basis for any such action, suit, claim, investigation or proceeding. There are no orders, judgments or decrees of any court or governmental agency which, to the best knowledge of the Company, apply to the Company.

         (j) No Defaults. The Company is not in default (i) under its Certificate of Incorporation or its By-Laws, in each case as amended, (ii) under any material indenture, mortgage, lease agreement, license, contract, purchase order or other instrument to which the Company is a party or by which it or any of its property is bound or affected or (iii) to the best knowledge of the Company with respect to any order, writ, injunction or decree of any court or any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the best knowledge of the Company, there exists no condition, event or act which constitutes, or which after notice, lapse of time or both could constitute, such a default.

         (k) Employment of Officers, Employees and Consultants. To the best knowledge of the Company, no third party has the right to assert any valid claim against the Company with respect to (i) the continued employment by, or association with, the Company of any of the present officers, key employees of or consultants to the Company (collectively, the "Designated Persons"), or (ii) the use by the Company or any of the Designated Persons in connection with their activities for or on behalf of the Company of any information which the Company or any of the Designated Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information and where such prohibition would be materially detrimental to the business of the Company. There are no controversies known to the Company between the Company and any employees which might reasonably be expected to materially and adversely affect the conduct of the business of the Company or any unresolved labor union grievances or unfair labor practices or labor arbitration proceedings pending or threatened relating to the Company and, to the best knowledge of the Company, there are not any organizational efforts presently being made or threatened involving any of the Company's employees.

         (l) Taxes. The Company has filed, or had duly and timely filed on its behalf, or will file all Federal, state, local and foreign tax returns that are required to be filed by it (or with respect to it) on or prior to the consummation of the sale of the Unit(s) to the Subscriber, the failure to file which would have a material and adverse effect on the business, properties, assets or condition (financial or otherwise) of the Company, and all such returns are true and complete. The Company has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges pursuant to such returns with respect to the periods covered by such returns or pursuant to any assessments received by it (or proposed assessments of which the Company has received actual notice) or which it is obligated to withhold from amounts owing to any employee, creditor or third party. The provisions for taxes on the Balance Sheet as of December 31, 1994 are sufficient for the payment of all accrued and unpaid Federal, state, local and foreign taxes, assessments and other governmental charges (including any penalties, interest and fines with respect thereto).

         (m) Compliance. The Company has obtained (or has applied for and has no reason to believe and does not believe it will not obtain in due course) all governmental approvals, authorizations, consents, licenses and permits necessary or required to conduct its business as presently conducted, the failure to obtain which would have a material and adverse effect on the business, properties or assets or condition (financial or otherwise) of the Company. The Company, to the best of its knowledge, is presently and at all times since inception has been in all material respects in compliance with all Federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, Federal securities laws, equal employment opportunity, consumer protection, credit reporting, "truth-in-lending", warranties and trade practices) applicable to its business, the failure to comply with which could reasonably be expected to have a material adverse effect on the Company; and all such licenses and permits are in full force and effect and no material violations exist in respect of any such licenses or permits and no proceeding is pending or, to the best knowledge of the Company, are threatened, seeking to revoke or limit any thereof. To the best knowledge of the Company, the real properties owned or leased by the Company are used and operated in compliance and conformity with all applicable leases, contracts, commitments, licenses and permits, where the failure so to comply and conform would, in the aggregate, materially adversely affect the operations or condition (financial or other) of the Company.

         (n) Authorization of Agreement. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite corporate action, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The execution, delivery and performance by the Company of this Agreement will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-Laws of the Company, or any provision of any indenture, agreement or other instrument by which the Company or its respective properties or assets is bound or affected, or in conflict with, or will result in a breach of or constitute (with due notice or lapse of time of both) a default under any such indenture, agreement or other instrument, or will result in the creation of imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or the Subsidiary.

         (o) Offerees. The offer, sale and issuance of the Common Stock in conformity with the terms of the Agreement constitute transactions exempt from
Section 5 of the Act and from any applicable state qualification or registration requirements.

         (p) No Consent or Approval Required. (i) No consent of any person and
(ii) except for approvals required under state securities or blue sky laws (all of which have been obtained), no consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required for the valid authorization, execution and delivery by the Company of this Agreement, or for the valid authorization, issuance and delivery of the Units to the Subscriber pursuant to this Agreement other than those consents, approvals, authorizations, declarations or filings which have been obtained or made, as the case may be.


         8. Survival of Acknowledgments, Representations, Warranties and Covenants. The Subscriber agrees that the acknowledgments, representations, warranties and covenants made in Section 4 hereof shall survive any purchase by it of the Units, as well as, investigation made by it or any acceptance or rejection of this subscription. The Company agrees that the acknowledgments, representations, warranties and covenants made by it in Section 5 hereof shall survive the execution and delivery of this Agreement and the issuance, sale and delivery of the Units pursuant hereto, except that the representations made herein shall expire two (2) years after the date hereof.

         9. Representation and Warranty by Subscribers other than Individuals. If the Subscriber is other than an individual the Subscriber hereby represents that it is a [insert form of legal entity] ______________________ with full power to enter into this Agreement and this Agreement has been duly authorized by all necessary action of the Subscriber.

         10. Agreement not Transferable. The Subscriber understands that it may not transfer or assign this Agreement or any of its rights hereunder.

         11. Execution of Further Documentation. The Subscriber agrees to execute any and all further documents necessary or advisable, in the sole discretion of the Company, in connection with its proposed purchase of the Unit(s).

         12. Irrevocability of Subscription. The Subscriber agrees that it may not cancel, terminate or revoke this Agreement, which Agreement shall be binding upon the Subscriber's successors and assigns.

         13. Miscellaneous.


         (a) All notices or other communications given or made hereunder shall be in writing, and shall be delivered by hand or mailed by overnight mail, registered or certified mail, return receipt requested, postage prepaid, to the Subscriber or to the Company, at the respective addresses set forth herein.

         (b) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made in that State.

         (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and may be amended only by a written agreement executed by the party to be bound thereby.

                    Signature Page for Subscription Agreement



Dated: __________________________                   ___________________________
                                                       Subscriber's Signature

Subscriber's Name: ______________________________________________________

Number of Units subscribed for: _________________________________________

Total Amount of Subscription: ___________________________________________

Social Security or Tax I.D. No.: ________________________________________

Residence Address: ______________________________________________________

Mailing Address: ________________________________________________________



            Accepted by the Company, this ____ day of _______, 1995.


                                            BY: ______________________________
                                                     Scan-Graphics, Inc.

                                  TERM SHEET

Company:

                  Scan-Graphics, Inc.  (the "Company")

Investor:

                  __________________________________________  (the "Investor")

Facility:

                  Cumulative Convertible Preferred Stock, Class A/Series C.

Purpose:

                  Working capital for production, marketing and acquisition for the expansion of the Company's product offerings.

Amount:

                  Up to $1,000,000 in the form of one hundred (100) Units at $10,000 per Unit.

Cumulative Dividend:

                  8% annual dividend, paid quarterly.

Conversion Price:

                  50% of "Market Price" (i.e. 50% discount) average for the 20 trading days preceding notice of conversion, but not less than $0.50 per share or more than $2.50 per share of Common Stock. Market Price shall be the Closing Bid price for the day.

Conversion Period:

                  Investor shall have the right to convert all or any part of the Investors holdings of Cumulative Convertible Preferred Stock, Class A/Series C (the "Preferred Stock") to common stock at any time after 24 months from the date of issue.

Registration of Conversion Shares:

                  The Company shall amend its registration filing with the Securities and Exchange Commission, such that the shares of common stock underlying the Preferred Stock shall, immediately upon issuance, be freely tradable by Investor.

Right to Require Conversion:

                  The Company shall have the right to require the Investor to convert all or any part of the Preferred Stock into common stock at the Conversion Price specified above upon 30 days written notice to Investor at any time after 36 months from date of issue provided; (1) the Conversion Shares are freely tradable by Investor immediately upon conversion to common stock, and (2) such common stock shall then be traded on NASDAQ or another national securities exchange.

Conditions Precedent:

                  Standard, as reasonably established by Investor, including, but not limited to, (1) agreements containing provisions usual to these types of transactions and in all other respects satisfactory to Investor; (2) satisfaction by Investor (and accountants or other professional representatives chosen by Investor) with all internal records and financial statements of the Company and results of due diligence investigation; (3) opinions of counsel; and (4) no material adverse change.

Indemnification:

                  The company will hold Investor and its officers and investors harmless from any and all damages or liabilities arising in connection with this proposed financing.


Please initial each page and sign to signify your acceptance of this commitment to purchase _________ Units of Preferred Stock.


Scangraphics, Inc.                                   Investor

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Signature                                            Signature

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Title                                                Title

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Date                                                 Date